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                                                                EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                       MACE SECURITY INTERNATIONAL, INC.

     FIRST:   The name of the Corporation is MACE SECURITY INTERNATIONAL, INC.

     SECOND:   Its registered office in the State of Delaware is to be located at Hudson, Jones, Jaywork, Williams & Liguori, 225 South State Street, Dover, Kent County, Delaware 19901, in the City of Dover, County of Kent, State of Delaware. The registered agent in charge thereof is William S. Hudson, Esquire. The principal place of business, unless authorized by the Board of Directors of the corporation, shall be at 160 Benmont Avenue, Bennington County, State of Vermont.

     THIRD:   The nature of the business, and the objects and purposes to be transacted, promoted and carried on, are to do any or all of the things herein mentioned, or to do any or all of the lawful acts or activities for which corporations may be organized under the General Corporation Laws of the State of Delaware as fully and to the same extent as natural persons might or could do. The specific nature of the business and the object and purpose proposed to be transacted and/or carried on by the corporation shall be the manufacture and sale of personal defense products and all other lawful purposes as authorized and empowered pursuant to the corporation law of the State of Delaware.

     IN FURTHERANCE AND NOT IN LIMITATION of the general powers conferred by the laws of the State of Delaware and the objects and purposes herein set forth, it is expressly provided that this corporation shall also have the following powers, viz:

     To take, own, hold, deal in, mortgage or otherwise lien, and to lease, sell, exchange, transfer, or in any manner dispose of and to deal and trade in goods, wares, merchandise, and property of any and every manner whatever dispose of real property within or without the State of Delaware, wherever situated.

     To manufacture, purchase or acquire in any lawful manner, and to own, hold, mortgage, pledge, sell, exchange, transfer, or in any manner dispose of and to deal and trade in goods, wares, merchandise, and property of any and every class and description, and in any part of the world.

     To acquire the goodwill, rights, and property, and to undertake the whole or any part of the assets or liabilities of any person, firm, association or corporation; to pay for the same in cash or with stock or bonds of the corporation, or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business to be acquired, and to exercise all the powers necessary or convenience in and about the conduct and management of such business.
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     To apply for, purchase or in any manner to acquire and to hold, own, use and operate, and to sell or in any manner dispose of, and to grant licenses or other rights in respect of, and in any manner deal with any and all rights, inventions, improvements and process used in connection with or secured under letters patent or copyrights of the United States or other countries, or otherwise, and to work, operate or develop the same and to carry on any business, manufacturing or otherwise, which may be directly or indirectly effectuate these objects or any of them.

     To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences for indebtedness created by any other corporation or corporations of this State or any other State, country, nation or government, and while owner of said stock may exercise all the rights, powers, and privileges of ownership, including the right to vote thereon, to the same extent as natural persons might or could do.

     To enter into, make and perform contracts of every kind with any person, firm, association or corporation, municipality, body, politic, country, territory, State, government or colony or dependency thereof, and without limit as to amount to draw, make, accept, endorse, discount, execute, and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable whether or transferable instruments and evidences of indebtedness whether secured by mortgage or otherwise, as well as to secure the same by mortgage or otherwise, so far as may be permitted by the laws of the State of Delaware.

     To have offices, conduct its business and promote its objects within and without the State of Delaware, in other states, the District of Columbia, the territories and colonies of the United States, and in foreign countries, without restriction as to the place or amount.

     To do any or all of the things herein set forth to the same extent as natural persons might or could do and in any part of the world, as principals, agents, contractors, trustees, or otherwise, and either alone or in company with others.

     In general to carry on any other business in connection therewith, whether manufacturing or otherwise, not forbidden by the laws of the State of Delaware, and with all the powers conferred upon corporations by the laws of the State of Delaware.

     FOURTH:   The amount of the total authorized capital stock of the
Corporation is 20,000,000 shares at a par value of 0.01 each, consisting of 2,000,000 shares of preferred stock and 18,000,000 shares of common stock.

     FIFTH:   The names and mailing address of the incorporator is as follows:
William S. Hudson, Esquire, 225 South State Street, Dover, DE  19901.

     SIXTH:   The Directors shall have the power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation.

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     With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this Corporation.

     The By-Laws shall determine and to what extent the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stock holders; and no stockholder shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by the law or the By-Laws or by resolution of the stockholders.

     The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

     It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the Third paragraph and in each of the clauses or paragraphs of this Charter, shall be regarded as independent objects, purposes and powers.

     I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do hereby certify that the facts herein stated are true; and I have accordingly hereunto set my hand and seal.


SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:



                                      /s/ William S. Hudson
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                                      WILLIAM S. HUDSON, Incorporator

Dover, Delaware

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